Exhibit 16
April 25, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs:
We have read “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, included in Form S-1 (draft copy attached) to be filed by ORBCOMM, Inc. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, on or about April 27, 2007. We agree with the statements therein concerning our Firm.
Very truly yours,
/s/ J.H. Cohn LLP